                              VINTAGE FILINGS LOGO

150 West 46th Street                                          301 Eastwood Road
6h Floor                                               Woodmere, New York 11598
New York, NY 10036                                       (516) 569-6089 (phone)
212-730-4074  (phone)                                       (646)349-9655 (fax)
(646)349-9655 (fax)                                        efiings@vfilings.com
sstern@vfilings.com

_____________________________________________________________________________


December 5, 2003

                         RE: CONTRACT FOR EDGAR SERVICES

Claudia Zaman, Esq.

On behalf of Microsignal Corp.

Via email: Claudia@zaman-law.com

           I would like to take this opportunity to introduce you to a package program of services from Vintage Filings, LLC as a method of saving your public company the typical costs associated with EDGAR filings and SEC reporting requirements.

I.       CONSULTING SERVICES

         Vintage Filings has and will continue to provided the following consulting and advisory services: a review your Company's prior filings for the period of the prior twelve months and, while taking into consideration the new requirements of Sarbanes Oxley, analyze how best to economically edgarize your filings and determine a cost effective plan to edgarize filings you are likely to require over the next 12 months. We will provide you, on a timely basis, with updates regarding SEC edgar filing software and new developments with regard to SEC filing forms and HTML requirements. If needed, we can assist and train the Company how to file Section 16 reporting requirement (Forms 3, 4 and 5 ) on-line and assist in obtaining edgar access codes for the Company's officers, directors and 10% shareholders. We will also assist in formatting filings which may include Forms 3, 4, 5 13Gs, 13Ds, S-8, 8K, 10Q, 10K, S-3, SB-2, S-2 and proxy statements. In analyzing the expected costs we have taken into account the typical costs associated with

    - text and tabular pages
    - amended  proofs and changed pages / expedited  fees
    - test filing and real time live filing fees
    - all email  distributions  of PDF EDGAR  proofs
    - all facsimile  transmissions  of EDGAR  proofs
    - all 12b25 and NT-10K  extension forms - SEC filing of a Form ID

II.      FEES

As part of this Agreement, we agree to provide all of the above-described unlimited edgarizing services for the Company's SEC filings for 12 months. In return for these services included in this agreement, you have agreed to issue, to our below named individuals, shares of the Company's Common Stock to be registered under Form S-8 in the following amounts:

     - 125,000 shares to be registered in the name of Shai Z. Stern -
         43 Maple Avenue
         Cedarhurst, NY 11516

     - 125,000 shares to be registered in the name of Seth Farbman -
         301 Eastwood Road
         Woodmere, NY 11598

Such shares must be registered on a Form S-8 registration statement and issued within 10 days from the date hereof. Understanding the company's current situation, where additional shares need to be authorized, we will accept half the amount now and the remaining within 10 days of approval of additional shares.

We would also, request a two year warrant to purchase 350,000 shares at an exercise price of $.20 per share and 350,000 shares exercisable at $.25 per share. Such shares shall also be registered via Form S-8. both warrants are callable @ .75. this means that if shares close for 5 consecutive days above $.75, the company can force the warrant holder to exercise and wire appropriate funds within 48 hours.

We would appreciate the opportunity to further develop our long-term relationship and be of service to you and your Company. Please feel free to contact us at 212-730-4074 or via email at sstern@vfilings.com Please confirm agreement by signing and faxing to 646-349-9655. We look forward to beginning of a mutually beneficial relationship.

                                  Best wishes,

                                  /s/ Shai Stern

                                  Shai Z. Stern

                                  Co-Chairman and CEO

AGREED:

COMPANY:   NANOSIGNAL CORPORATION, INC.


By:/s/ Dr. Lawrence Madoff

         CEO